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October 21, 2005

Board of Directors
Union Security Insurance Company
576 Bielenberg Drive
Woodbury, MN  55125

Re: VARIABLE ACCOUNT D OF UNION SECURITY INSURANCE COMPANY
    FILE NO. 333-79701

Dear Sir/Madam:

I have acted as corporate counsel to Union Security Insurance Company (the "Company"), an Iowa insurance company, and Variable Account D of Union Security Insurance Company (the "Account") in connection with the registration of an indefinite amount of securities in the form of variable annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-4 registration statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of Iowa and is duly authorized by the Insurance Departments of the District of Columbia and all states except New York to issue the Contracts.

2. The Account is a duly authorized and existing separate account established pursuant to applicable law.

3. To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4. The Contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts and the Account.

Very truly yours,

/s/ Douglas R. Lowe

Douglas R. Lowe